                                                                    EXHIBIT 10.1


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                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                QUADRAMED CORPORATION AND IMN ACQUISITION CORP.,

                                       AND

                                    IMN CORP.

                                      DATED

                               SEPTEMBER 30, 1998


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
                                TABLE OF CONTENTS

ARTICLE I.        DEFINITIONS..............................................................  1

ARTICLE II.       THE MERGER...............................................................  6
        2.1       Merger...................................................................  6
        2.2       Company Common Stock.....................................................  6
        2.3       Acquisition Co. Common Stock.............................................  7
        2.4       Execution of Articles of Merger and Certificate of Merger................  7
        2.5       Effect of the Merger.....................................................  7
        2.6       Certificate of Incorporation; Bylaws.....................................  7
        2.9       Directors................................................................  8
        2.10      Officers.................................................................  8
        2.11      Closing..................................................................  8
        2.12      Closing Obligations of Company and the Shareholders......................  8
        2.13      Closing Obligations of QuadraMed and Acquisition Co......................  9
        2.14      Private Placement........................................................ 10
        2.15      Tax Consequences......................................................... 10
        2.16      Pooling of Interests..................................................... 10

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................ 10
        3.1       Organization and Good Standing........................................... 10
        3.2       Articles of Incorporation and Bylaws..................................... 11
        3.3       Corporate Minutes........................................................ 11
        3.4       Qualifications To Do Business............................................ 11
        3.5       Capitalization........................................................... 11
        3.6       Ownership of Shares; No Change........................................... 11
        3.7       Subsidiaries and Other Affiliates........................................ 12
        3.8       Authority................................................................ 12
        3.9       Company Financial Statements............................................. 13
        3.10      Undisclosed Liabilities.................................................. 13
        3.11      Absence of Certain Changes............................................... 13
        3.12      Assets................................................................... 15
        3.13      Real Property Matters.................................................... 15
        3.14      Intellectual Property.................................................... 16
        3.15      Proprietary Information of Third Parties................................. 16
        3.16      Software................................................................. 17
        3.17      Tax Matters.............................................................. 18
        3.18      Legal and Regulatory Matters............................................. 20
        3.19      Employees................................................................ 20
        3.20      Billings; Customers...................................................... 21
        3.21      Insurance................................................................ 21



                                       i.

        3.22      Non-Assignable Rights.................................................... 21
        3.23      Personnel................................................................ 21
        3.24      Employee Benefit Plan(s)................................................. 22
        3.25      Accounts Receivable; Inventory........................................... 22
        3.26      Compliance with Environmental Laws....................................... 23
        3.27      Bank and Brokerage Accounts.............................................. 23
        3.28      Contracts................................................................ 23
        3.29      Related Party Relationships.............................................. 25
        3.30      Intercompany Payables.................................................... 25
        3.31      Pooling of Interests..................................................... 25
        3.32      Material Misstatements or Omissions...................................... 25
        3.33      Broker's Fees............................................................ 25

ARTICLE IV.       COVENANTS OF THE COMPANY................................................. 26
        4.1       Further Efforts.......................................................... 26
        4.2       Confidentiality.......................................................... 26
        4.3       Public Announcement...................................................... 26
        4.4       Conduct of Business...................................................... 26
        4.5       Access and Information................................................... 26
        4.6       Financial Information.................................................... 27
        4.7       Subsequent Events........................................................ 27
        4.8       Exclusive Dealing........................................................ 27

ARTICLE V.        REPRESENTATIONS AND WARRANTIES OF QUADRAMED
                  AND ACQUISITION CO....................................................... 28
        5.1       Organization and Good Standing........................................... 28
        5.2       Authority................................................................ 28
        5.3       QuadraMed Shares......................................................... 28
        5.4       QuadraMed SEC Filings.................................................... 28
        5.5       No Other Payments........................................................ 29

ARTICLE VI.       COVENANTS OF QUADRAMED AND ACQUISITION CO................................ 29
        6.1       Further Efforts.......................................................... 29
        6.2       Confidentiality.......................................................... 29
        6.3       Public Announcement...................................................... 29
        6.4       IMN Indebtedness to Whisenhunt Investments, Inc.......................... 30

ARTICLE VII.      GENERAL CONDITIONS PRECEDENT............................................. 30
        7.1       No Injunctions........................................................... 30
        7.2       No Governmental Proceedings.............................................. 30
        7.3       Governmental Approvals................................................... 30



                                       ii.

ARTICLE VIII.     CONDITIONS PRECEDENT TO OBLIGATION OF QUADRAMED AND
                  ACQUISITION CO. TO CLOSE................................................. 31
        8.1       Accuracy of Representations and Warranties............................... 31
        8.2       Performance.............................................................. 31
        8.3       Closing Certificate...................................................... 31
        8.4       Opinion of Counsel....................................................... 31
        8.5       Due Diligence............................................................ 31
        8.6       No Claims................................................................ 31
        8.7       No Proceedings........................................................... 32
        8.8       No Material Adverse Effect............................................... 32
        8.9       Third-Party Consents..................................................... 32
        8.10      QuadraMed Approval....................................................... 32
        8.11      Satisfaction of Closing Obligations...................................... 32
        8.12      Proceedings Satisfactory to Counsel...................................... 32

ARTICLE IX.       CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY TO CLOSE............... 32
        9.1       Accuracy of Representations and Warranties............................... 32
        9.2       Performance.............................................................. 33
        9.3       Closing Certificate...................................................... 33
        9.4       Opinion of Counsel....................................................... 33
        9.5       Satisfaction of Closing Obligations...................................... 33
        9.6       Proceedings Satisfactory to Counsel...................................... 33
        9.7       No Proceedings........................................................... 33

ARTICLE X.        POST-CLOSING COVENANTS................................................... 33
        10.1      Further Assurances....................................................... 33
        10.2      Company Employees........................................................ 34
        10.3      Restrictions on Transferability of QuadraMed Shares...................... 34

ARTICLE XI.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.............. 35
        11.1      Survival of Representations and Warranties............................... 35

ARTICLE XII.      TERMINATION.............................................................. 35
        12.1      Termination.............................................................. 35
        12.2      Effect of Termination.................................................... 35
        12.3      Waiver of Conditions..................................................... 36
        12.4      Payment of Expenses...................................................... 36

ARTICLE XIII.     GENERAL.................................................................. 36
        13.1      Amendments............................................................... 36
        13.2      Assignment............................................................... 36



                                      iii.

        13.3      Notices.................................................................. 36
        13.4      Further Assurances....................................................... 37
        13.5      Entire Agreement......................................................... 38
        13.6      Counterparts; Facsimile.................................................. 38
        13.7      Governing Law; Venue..................................................... 38

EXHIBIT A - Registration Rights Agreement
EXHIBIT B - Articles of Merger
EXHIBIT C - Certificate of Merger
EXHIBIT D - Non-Competition And Non-Interference Agreement
EXHIBIT E - Release
EXHIBIT F - Form of Affiliate Letter
EXHIBIT G - Opinion of Counsel For Company And Shareholders
EXHIBIT H - Opinion of Counsel For QuadraMed And Acquisition Co.
EXHIBIT I - Shareholders



                                       iv.

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

        This Acquisition Agreement and Plan of Merger (the "Agreement") is dated September 30, 1998 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and IMN Acquisition Corp., a Delaware corporation ("Acquisition Co."), on the one hand, and IMN Corp., an Arkansas corporation ("IMN"), on the other hand.

        WHEREAS, QuadraMed is a duly incorporated Delaware corporation engaged in the business of developing, marketing and selling software products and consulting services to healthcare providers and payors.

        WHEREAS, Acquisition Co. is a duly incorporated Delaware corporation formed by QuadraMed for the purpose of the Merger (as defined below) contemplated by this Agreement, with authorized capital stock consisting of 1,000 shares of common stock, $0.001 par value, of which all 1,000 shares are duly and validly issued and outstanding and owned by QuadraMed.

        WHEREAS, IMN is a duly incorporated Arkansas corporation, which is the successor, by conversion, to Integrated Medical Networks LLC, a Texas limited liability company ("LLC" and, together with IMN, the "Company"), engaged in the computer software information management business.

        WHEREAS, the shareholders and the respective Boards of Directors of QuadraMed, Acquisition Co. and the Company have approved the acquisition of the Company by Acquisition Co. via merger (the "Merger") of Acquisition Co. with and into the Company pursuant to the terms of this Agreement and on a tax-deferred basis pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (as defined below).

        WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        1.1 "Acquisition Co. Common Stock" shall mean the common stock, $0.001 par value, of Acquisition Co.



                                       1.

        1.2 "Affiliate" shall mean any person directly or indirectly controlled by, controlling or under common control of any party to this Agreement.

        1.3 "Applicable Rate" shall mean the "Applicable Federal Rate" for purposes of the Code.

        1.4 "Arkansas Code" shall mean the Arkansas Business Corporation Act of 1987, as amended.

        1.5 "Closing" shall mean the closing of the transactions contemplated in this Agreement.

        1.6 "Closing Consideration" shall mean the consideration to be paid to the Shareholders at the Closing, payable in 1,550,000 newly-issued shares of QuadraMed Common Stock (as defined below) in such denominations as shall be requested by the Company five (5) business days prior to the Closing, or otherwise in single certificates for each Shareholder as promptly as possible following the Effective Date, and in any event within 5 business days thereafter.

        1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

        1.8 "Company Common Stock" shall mean the Class A Voting Transferable Common Stock, the Class B Voting Non-Transferable Common Stock and the Class C NonVoting Non-Transferable Common Stock of the Company.

        1.9 "Company Financial Statements" shall mean the audited consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of operations, members' deficit and cash flows for the years then ended, as prepared by PriceWaterhouse Coopers, LLP independent certified public accountants to the Company, including notes thereto, and the unaudited consolidated statement of financial position as of August 31, 1998, and the related consolidated statements of operations, members' equity and cash flows of the Company for the eight (8) month period then ended as prepared by the Company without notes.

        1.10 "Contract" shall mean any existing written or oral contract, lease, policy, commitment, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement.

        1.11 "Conversion Ratio" shall mean 0.3875 shares of QuadraMed Common Stock to be issued pursuant to the Merger for each issued and outstanding Share of IMN Common Stock.



                                       2.

        1.12 "Delaware Code" shall mean the Delaware General Corporation Law, as amended.

        1.13 "Effective Date" shall mean the later to occur of the date and time the Articles of Merger (as defined below) are filed with the Arkansas Secretary of State and the Certificate of Merger (as defined below) is filed with the Delaware Secretary of State.

        1.14 "Employee Benefit Plan(s)" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below) and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company.

        1.15 "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales Contract, pledge, liability, lien, charge, security interest, encumbrance, option, lease, license, easement or similar interest.

        1.16 "Environmental Law" shall mean all applicable federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations, permits and agreements issued or signed by any federal, state or local government authority, relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, and the Occupational Safety and Health Act of 1970, all as amended, and any state and local counterparts to such acts as existing at the time of Closing.

        1.17 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

        1.18 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

        1.19 "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

        1.20 "Government Communications" shall mean all written inspection reports, complaints and other written communications received by the Company from government and regulatory agencies and authorities relating to non-compliance or alleged non-compliance by the Company with any material law or regulation applicable to the Company's business.

        1.21 "Hazardous Substance(s)" shall mean any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law,



                                       3.

any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law, any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by the Company (or poses or threatens to pose a hazard to the health or safety of persons on or about the property of the Company or adjacent properties) and radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos- containing materials, petroleum and petroleum products.

        1.22 "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), proprietary software, other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium).

        1.23 "IRS" shall mean the United States Internal Revenue Service or any successor entity.

        1.24 "Knowledge" shall mean that an individual will be deemed to have Knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual would be expected, after reasonable inquiry, to discover or otherwise become aware of such fact or other matter. A Person (as defined below), other than an individual, will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or Officer of such Person has, or at any time had, Knowledge of such fact or other matter.

        1.25 "Licenses" shall mean all material governmental licenses, permits, approvals and registrations necessary for the ownership of the Company properties and the conduct of its business as currently conducted.

        1.26 "Material Adverse Effect" shall mean any material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company.



                                       4.

        1.27 "Officer" shall mean the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Accounting Officer of the Company.

        1.28 "Parties" and "Party" shall mean QuadraMed, Acquisition Co. and
IMN.

        1.29 "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of whatever nature.

        1.30 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        1.31 "QuadraMed Common Stock" shall mean the shares of common stock of QuadraMed, $0.01 par value.

        1.32 "QuadraMed SEC Filings" shall mean any and all documents, reports and other filings made by QuadraMed with the SEC (as defined below), including, without limitation, the Proxy Statement for the Annual Meeting of Stockholders held May 28, 1998, the 1997 Annual Report to Stockholders, the Annual Report on Form 10-K for the year ended December 31, 1997 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

        1.33 "QuadraMed Shares" shall mean the shares of QuadraMed Common Stock issuable as the Closing Consideration.

        1.34 "Real Property" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased to the Company pursuant to the Real Property Leases (as defined below).

        1.35 "Real Property Leases" shall mean, collectively, any written real property leases to which the Company is a party.

        1.36 "Registration Rights Agreement" shall mean the Registration Rights Agreement be entered into at the Closing between QuadraMed and each of the Stockholders, in the form attached as Exhibit "A", pursuant to which the Company shall agree to file one or more registration statements under the Securities Act with the SEC for the purpose of registering the QuadraMed Common Stock received by the Shareholders as the Closing Consideration.

        1.37 "Regulatory Action(s)" shall mean any material claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.



                                       5.

        1.38 "SEC" shall mean the United States Securities and Exchange Commission, or any successor entity.

        1.39 "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.40 "Shareholders" shall mean the shareholders of the Company, specified on Exhibit "I."

        1.41 "Surviving Corporation" shall mean the Company as the surviving corporation following the Merger.

        1.42 "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Person to which reference is being made or upon any consolidated, combined or unitary group of which any such entity is or was a member.

        1.43 "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the Person to which reference is being made or by any consolidated, combined or unitary group of which the person is or was a member.

        1.44 "Unit Option Economic Interest Plan" shall mean, collectively, those certain Unit Option Pooling Economic Interest Agreements identical in form and substance except for individual names and other variables as described in
Schedule 3.5.


                                   ARTICLE II.
                                   THE MERGER

        2.1 Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the Arkansas Code and the Delaware Code as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Date, subject to the terms and conditions of this Agreement and in accordance with the laws of Arkansas and Delaware, Acquisition Co. shall be merged with and into the Company, which shall be the Surviving Corporation.

        2.2 Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into the right to receive a ratable



                                       6.

portion of the Closing Consideration. At the Effective Date, all rights in respect of such Company Common Stock shall cease to exist, other than the right to receive the Closing Consideration and all such shares shall be cancelled and retired. Until surrendered, each outstanding certificate which prior to the Effective Date represented issued and outstanding Company Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amounts. Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Date shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

        2.3 Acquisition Co. Common Stock. Each share of Acquisition Co. Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of QuadraMed, be converted into 1,000 shares of Class A Common Stock of the Surviving Corporation.

        2.4 Execution of Articles of Merger and Certificate of Merger. At the Closing, Acquisition Co. and the Company shall complete and execute the Articles of Merger, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference (the "Articles of Merger"), and the Certificate of Merger, substantially in the form attached hereto as Exhibit "C" and incorporated herein by this reference (the "Certificate of Merger"), and shall cause the Articles of Merger to be delivered to the Arkansas Secretary of State for filing as provided in Section 4-27-1105 of the Arkansas Code and the Certificate of Merger to be delivered to the Delaware Secretary of State for filing as provided in Section 252 of the Delaware Code. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

        2.5 Effect of the Merger. The Merger shall have the effects set forth in
Section 4- 27-1106 of the Arkansas Code and Section 259 of the Delaware Code.

        2.6 Certificate of Incorporation; Bylaws. As of the Effective Date, the Certificate of Incorporation of the Surviving Corporation will be the Certificate of Incorporation of the Company and the Bylaws of Acquisition Co. shall be the Bylaws of the Company.

        2.7 Conversion of Stock Options. Each outstanding option under the IMNLLC 1995 Class C Unit Option Plan (an "IMN Option") will be assumed by QuadraMed as of the Effective Time and shall thereafter entitle its holder, upon exercise of such Option (if and when vested) following the Effective Time, to receive that number of shares of QuadraMed Common Stock equal to the product of the number of shares of IMN Common that were issuable upon exercise of such IMN Option immediately prior to the Effective Time (without regard to vesting) multiplied by the Conversion Ratio, rounded up to the nearest whole number of shares of QuadraMed Common. In addition, following the Effective Time, the per share exercise price for the QuadraMed Common Stock issuable upon exercise of each IMN Option shall be equal to the quotient, rounded down to the nearest whole cent, of the exercise price per share of IMN Common Stock at which such IMN Option was exercisable



                                       7.

immediately prior to the Effective Time divided by the Conversion Ratio. Following the Effective Time, each assumed IMN Option shall continue to have, and be subject to, the same terms and conditions as provided in the option agreement governing such IMN Option immediately prior to the Effective Time, except as set forth in this Section.

        2.8 Unit Option Economic Interest Plan. The Unit Option Economic Interest Plan adopted by the Company shall be terminated at the Closing. There are no amounts payable under the Unit Option Economic Interest Plan as a result of the Merger or otherwise, and, following the Closing, there shall be no further liability or obligation of the Company or any other entity under the Unit Option Economic Interest Plan.

        2.9 Directors. The directors of Acquisition Co. as of the Effective Date shall be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

        2.10 Officers. The officers of Acquisition Co. as of the Effective Date shall be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise provided by law.

        2.11 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article XII, the Closing of the transactions contemplated by this Agreement shall take place either by facsimile (with original signature pages to immediately follow by overnight courier) or at the principal executive offices of QuadraMed, 1003 West Cutting Boulevard, 2nd Floor, Richmond, California 94804 as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX.

        2.12 Closing Obligations of Company and the Shareholders. At the Closing, the Company and the Shareholders, as applicable, shall deliver or cause to be delivered to QuadraMed and Acquisition Co.:

               (a) the Articles of Merger and the Certificate of Merger duly executed for filing;

               (b) the closing certificate required by Section 8.3 below;

               (c) the opinion of counsel required by Section 8.4 below;

               (d) a certificate of the Secretary of the Company attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates



                                       8.

delivered by the Company at the Closing and certifying to the authenticity of the Articles of Incorporation and Bylaws of the Company, each as amended;

               (e) written resolutions of the Shareholders and Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of the Company;

               (f) the Non-Competition and Non-Interference Agreement, substantially in the form attached hereto as Exhibit "D" and incorporated herein by this reference (the "Non- Competition Agreement"), executed by Joe D. Whisenhunt, Sr.;

               (g) the Release, substantially in the form attached hereto as Exhibit "E" and incorporated herein by this reference, executed by the Shareholders;

               (h) resignation letters of each of the officers and directors of the Company dated effective as of the Closing;

               (i) a certificate of good standing issued by the Arkansas Secretary of State not more than ten (10) days prior to the Closing Date;

               (j) the Registration Rights Agreement executed by the Shareholders.

               (k) the Affiliate letters, substantially in the form attached hereto as Exhibit "F" and incorporated herein by this reference (the "Affiliate Letters") executed by the Shareholders.

               (l) such other documents as may be reasonably requested by counsel for QuadraMed and Acquisition Co. as necessary to consummate the transactions contemplated by this Agreement.

        2.13 Closing Obligations of QuadraMed and Acquisition Co. At the Closing, QuadraMed and Acquisition Co. shall deliver or cause to be delivered to the Company and the Shareholders:

               (a) the Closing Consideration;

               (b) the Articles of Merger and the Certificate of Merger duly executed for filing;

               (c) the closing certificate required by Section 9.3 below;

               (d) the opinion of counsel required by Section 9.4 below;



                                             9.

               (e) a certificate of the Secretary of each of QuadraMed and Acquisition Co. attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by QuadraMed and Acquisition Co. at the Closing;

               (f) written resolutions or minutes of the Board of Directors of each of QuadraMed and Acquisition Co. authorizing the execution, delivery and performance of this Agreement, each certified by the Secretary of QuadraMed and Acquisition Co., respectively;

               (g) the Non-Competition Agreement, executed by QuadraMed and Acquisition Co.;

               (h) the Registration Rights Agreement executed by QuadraMed and Acquisition Co.; and

               (i) such other documents as may be reasonably requested by counsel for the Company and the Shareholders as necessary to consummate the transactions contemplated by this Agreement.

        2.14 Private Placement. The QuadraMed Shares to be issued to the Shareholders pursuant to this Agreement will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws. QuadraMed hereby agrees to take all actions and execute all documents required to qualify issuance of the QuadraMed Shares for such exemptions.

        2.15 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

        2.16 Pooling of Interests. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes. Each Party will take all actions and execute all documents reasonably necessary to effectuate the same.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

        The Company hereby represents and warrants to QuadraMed and Acquisition Co. as follows:

        3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has full corporate power and authority to own, lease and operate its assets and properties and



                                       10.

to carry on its businesses and to enter into, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

        3.2 Articles of Incorporation and Bylaws. The Company has delivered to QuadraMed and Acquisition Co. true, correct and complete copies of its Articles of Incorporation and Bylaws together with all amendments to each through the date hereof, and such documents are in full force and effect.

        3.3 Corporate Minutes. The Company has delivered to QuadraMed and Acquisition Co. true, correct and complete copies of its minute books, stock certificate books and corporate records, and such books and records reflect all issuances of equity and debt securities of the Company or rights to acquire any such securities, and contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and shareholders of the Company.

        3.4 Qualifications To Do Business. The Company is qualified to do business and is in good standing in each jurisdiction (listed on Schedule 3.4 to this Agreement) where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by the Company, as the case may be, require such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.4, the Company does not file franchise, income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

        3.5 Capitalization. As of the date of this Agreement, the only authorized capital stock of the Company consists of: 3,150,000 shares of Class A Voting Transferable Common Stock, $0.01 par value, of which 2,800,000 shares are issued and outstanding; 1,350,000 shares of Class B Voting Non-Transferable Common Stock, $0.01 par value, of which 1,200,000 shares are issued and outstanding; and 500,000 shares of Class C Non-Voting NonTransferable Common Stock, $0.01 par value, of which no shares are issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to, nor were any issued in violation of, any preemptive rights. Except as set forth on
Schedule 3.5, (i) there are not and, as of the Closing, there will not be, any outstanding convertible securities of the Company or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of the Company, and (ii) the Company and the Shareholders are not party to any voting trust agreements or other Contracts, agreements or arrangements restricting voting rights or transferability with respect to the issued and outstanding Company Common Stock.

        3.6 Ownership of Shares; No Change. Except as set forth on Schedule 3.6, as of the date of this Agreement and as of the Closing: (i) the Shareholders do and will own all of



                                       11.

the issued and outstanding Company Common Stock; (ii) each of the shares of Company Common Stock to be tendered by the Shareholders at the Closing is free and clear of any Encumbrance, and at the Closing, each of such shares of Company Common Stock will be free of any Encumbrance; (iii) the Shareholders have full power and authority to convey good marketable title to the shares of Company Common Stock owned by them free and clear of any Encumbrances; and (iv) there has been no change in the capital stock or other equity interests of the Company within the two (2) year period ending on the Effective Date of this Agreement.

        3.7 Subsidiaries and Other Affiliates. Except as set forth on Schedule 3.7, the Company does not have any subsidiaries and does not own, either directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.

        3.8 Authority. The Company has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by the Board of Directors and Shareholders of the Company in accordance with applicable law. No further corporate action will be necessary on the part of the Company to make this Agreement valid and binding upon the Company in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by the Company and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Except as set forth on Schedule 3.8, neither the execution, delivery nor performance of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with the terms and provisions of this Agreement nor the Articles of Merger nor the Certificate of Merger will result in a violation or breach of any term or provision of the Company's Articles of Incorporation or Bylaws, or of any statute, rule or regulation applicable to the Company or its businesses, properties, assets or personnel, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, Contract or agreement to which the Company is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ or other restriction to which the Company is a party or by which the Company or its businesses, properties, assets or personnel are bound. Except for filing the Articles of Merger with the Arkansas Secretary of State and the Certificate of Merger with the Delaware Secretary of State and obtaining any necessary third-party consents set forth on Schedule 3.8, the Company is not required to obtain the consent of any third-



                                       12.

party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated herein.

        3.9 Company Financial Statements. The Company has delivered to QuadraMed and Acquisition Co. true, complete and correct copies of the Company Financial Statements. Except as set forth on Schedule 3.9, the Company Financial Statements present fairly the financial condition of the Company and the assets and liabilities of the Company as of the respective dates of and at said dates and the results of its operations, changes in members' equity (deficit) and cash flows for the periods therein specified, and have been prepared from the books and records of the Company in accordance with GAAP, consistently applied and maintained throughout the periods indicated.

        3.10 Undisclosed Liabilities. Except for liabilities disclosed or provided for on the Company Financial Statements, liabilities incurred in the ordinary course of business consistent with past practice since August 31, 1998 and liabilities set forth on Schedule 3.10, the Company does not have any direct or indirect indebtedness, liability, losses or obligation, accrued, absolute or contingent (whether or not of a kind required by GAAP to be set forth on a balance sheet).

        3.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 or as provided for in this Agreement, since August 31, 1998, the Company has conducted its business only in the ordinary course and consistent with prior practice, and the Company has not:

               (a) discharged or satisfied any Encumbrances or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Financial Statements and current liabilities incurred since August 31, 1998 in the ordinary course of business and consistent with prior practice;

               (b) declared or made any payment of any dividend, or made any other distribution upon or in respect of any of its shares of capital stock, or purchased, retired or redeemed any of the shares of its capital stock or any other securities, including any warrants or options to purchase any capital stock, or obligated itself to do any of the foregoing;

               (c) subjected (or permitted to be subjected) any of its property, business or assets, tangible or intangible to any Encumbrances other than Encumbrances for current Taxes which are not yet due and payable;

               (d) sold, transferred, leased to others or otherwise disposed of any of its assets or cancelled or compromised any debt or claim, or waived or released any claim or right of substantial value except in the ordinary course of business consistent with prior practice;



                                       13.

               (e) terminated or received any notice of termination of any Contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) any of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, distributors, customers or suppliers;

               (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any license, patent, copyright, trademark, trade name, permit, consent, approval, invention, product registration or similar rights, domestic or foreign, or modified any existing rights with respect thereto;

               (h) adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalences thereunder, made any change in the rate of compensation, commission, bonus, deferred compensation arrangement or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus (cash or non-cash), extra compensation, deferred compensation arrangement or severance or vacation pay, to any shareholder, director, officer, employee, salesman or distributor of the Company or hired or entered into any employment agreement or arrangement with any person;

               (i) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any Person, or any equity interest in any Person or otherwise made any loan or advance to or investment in any Person, except for short-term investments in cash and cash equivalents made in the ordinary course of business and consistent with prior practice;

               (j) made any capital expenditures or capital additions or betterments or commitments therefor in excess of $25,000 individually or $50,000 in the aggregate;

               (k) instituted, settled or agreed to settle, or suffered any adverse determination in, any litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to the Company or its businesses, assets or properties;

               (l) accepted any Contract for performance of services or orders in a material amount from any hospital, health care provider or other customer under conditions relating to price, terms of payment, time of delivery or performance or like matters differing from the conditions regularly and usually specified on acceptance of Contracts or orders for similar services or merchandise from said customer or customers who are similarly situated,



                                       14.

or made any material change in its selling, pricing, advertising or personnel practices, inconsistent with its prior practices and prudent business practices prevailing in the industry;

               (m) revalued any of its assets or written off as uncollectible any notes or accounts receivable which, individually or in the aggregate, is material to the Company or its businesses, except writedowns and write-offs in the ordinary course of business.

               (n) entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through (m) above; or

               (o) experienced any Material Adverse Effect.

        3.12 Assets. Except as set forth on Schedule 3.12, the Company has good and marketable title to, or a valid leasehold interest in or other legal right to use, all of the material properties and assets it owns or uses in its business. None of such assets or properties are subject to any Encumbrances, except (i) Encumbrances incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (ii) liens for Taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company or (iii) as reflected on the Company Financial Statements. Except as set forth on Schedule 3.12, to the knowledge of the Company, all of such properties and assets owned, leased or used by the Company have been maintained in accordance with customary industry practices, are in good operating condition and repair except for normal wear and tear, are suitable for the purposes used, are directly related to the business of the Company and are adequate and sufficient for all current operations of the business of the Company.

        3.13 Real Property Matters. The Company does not own any real property. The Real Property includes all land used for the conduct of the business and operations of the Company. The Company has delivered to QuadraMed and Acquisition Co. true, correct and complete copies of the Real Property Leases. Except as set forth on Schedule 3.13, each of the Real Property Leases is, to the knowledge of the Company, valid and enforceable in accordance with its terms, the Company has not received any notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default in any material respect under any Real Property Lease and all lessors (and, if applicable, all mortgagees with respect to Real Property Leases covering Real Property which is encumbered by a mortgage) under the Real Property Leases (or mortgages) have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder (except where the failure to obtain such consent would not constitute a Material Adverse Effect). To the knowledge of the Company, none of the property subject to any Real



                                       15.

Property Lease is subject to any Encumbrance (except for the express provisions of any such Lease), easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of Company.

        3.14 Intellectual Property. Schedule 3.14 sets forth a summary listing of all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith of the Company which is material to its business, other than the Company's proprietary software, which is set forth on
Schedule 3.16. Except as set forth on Schedule 3.14, the Company is not in violation of, or infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third-party, and no claims have been asserted, nor is there any litigation pending or, to the Knowledge of the Company, threatened claiming such infringement. Except as set forth on Schedule
3.14 or Schedule 3.16, the Company has not licensed or encumbered any of its Intellectual Property to any third-party, nor have any other distribution rights been granted by the Company to a third-party. Except as set forth on Schedule
3.14 or as otherwise provided in Section 3.16 hereof, (i) the Company has not entered into any other agreements whereby the Company has been appointed as a distributor or licensee of any products, patents or trademarks owned by a third-party; (ii) the Company has not entered into any agreement which restricts or affects the use of any of the Intellectual Property; and (iii) the Company is not in breach of any material agreement set forth in Schedule 3.14, nor have any claims with respect to any agreement been asserted in writing against the Company nor is there any litigation pending or, to the Knowledge of the Company threatened claiming any such breach, nor have any claims been asserted in writing against the Company that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. Except as provided in
Schedule 3.14, the Company owns or has licensed from third-parties, and has the right to use, all necessary Intellectual Property in order to conduct its business in all material respects as currently conducted and has used reasonable efforts to protect its rights in and to maintain the secrecy of its trade secrets and other proprietary rights and information.

        3.15 Proprietary Information of Third Parties. To the Knowledge of the Company, no third-party has claimed or has reason to claim that any Person employed by, or serving as an independent contractor of, the Company has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third-party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information of documentation of such third-party or (iii) interfered or may be interfering in the employment relationship between such third-party and any of its present or former employees. To the Knowledge of the Company, no person employed by or serving as an independent contractor of the Company has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, and to the



                                       16.

Knowledge of the Company, no person employed by, or serving as an independent contractor of, the Company has violated any confidential relationship which such person may have had with any third-party, in connection with the development, manufacture or sale of any proprietary software of the Company or other product or proposed product for the development or sale of any service or proposed service of the Company.

        3.16 Software. Schedule 3.16 contains a complete and accurate list of all proprietary software that the Company has marketed or licensed to third-parties as owned by or proprietary to the Company (the "Owned Software"). Except as set forth on Schedule 3.16, the Company has title to the Owned Software, free and clear of all Encumbrances, including claims or rights of employees, agents, consultants, investors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on Schedule 3.16, and except for commercially available, over-the-counter "shrink-wrap" software, hardware and host-system operating software utilized by the customers of the Company, the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended. No Owned Software has been published or disclosed to any other parties except pursuant to Contracts requiring such other parties to keep the Owned Software confidential. To the Knowledge of the Company, no such other party has breached any such obligation of confidentiality. Schedule 3.16 contains a complete and accurate list of all software (other than commercially available over-the-counter "shrink-wrap" software) under which the Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"). Except as disclosed on Schedule 3.14 or Schedule 3.16, the Company is in compliance in all material respects with all applicable provisions of such agreements, and such instances of non-compliance disclosed on Schedule 3.14 or
Schedule 3.16 would not, in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.16, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software by the Company. Schedule 3.16 states with respect to any items disclosed thereon the duration of the applicable license. The Company has not published or disclosed any Licensed Software to any other party except in accordance with and as permitted by any license, lease or other similar agreement relating to the Licensed Software. No party to whom the Company has disclosed Licensed Software has, to the Knowledge of the Company, breached any obligation of confidentiality imposed on them by the Company relating thereto. The Owned Software and Licensed Software (collectively, the "Company Software") and commercially available over-the-counter "shrink-wrap" software constitute all software used in the business of the Company. The released versions of the Company Software perform in accordance with the documentation and other written material used in connection with the Company Software and, except where any instances of failure would not, individually or in the aggregate, materially interfere with the successful marketing of such software for the purposes for which it is intended, is free of defects in programming and operation, is in machine-readable form, contains all current revisions of such software and includes all computer programs, materials, know-how and processes related to the Company Software. Except as disclosed on Schedule 3.16, the transactions contemplated herein will not



                                       17.

cause a breach or default under any licenses, leases or similar agreements relating to the Company Software or impair QuadraMed's or Acquisition Co.'s ability to use the Company Software in the same manner as such computer software is currently used by the Company. The Company is not infringing in any material respect any Intellectual Property rights of any other person or entity with respect to the Company Software, and, to the Knowledge of the Company, no other person or entity is infringing any Intellectual Property rights of the Company with respect to the Company Software. Except as set forth on Schedule 3.16, the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Company Software nor has the Company granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Company Software, whether requiring the payment of royalties or not. The Company has kept secret and not disclosed the source code for the Company Software to any person or entity other than certain employees of the Company. Schedule 3.14 sets forth all patents applied for and copyrights registered for any part of the Owned Software. Schedule 3.14 lists and separately identifies all agreements pursuant to which the Company has been granted rights to market software owned by third-parties, and Schedule 3.16 lists and separately identifies all agreements pursuant to which the Company has granted marketing rights in the Company Software to third-parties. Neither the Company nor any employee or agent thereof has developed or assisted in the enhancement of the Company Software except for enhancements included in the Company Software as delivered to QuadraMed and Acquisition Co. pursuant hereto or the development of any program or product based on the Company Software or any part thereof. Schedule 3.16 sets forth a list of all Persons that have provided the Company with Contract programmers (other than employees of the Company), independent contractors and nonemployee agents who have performed, within the last three (3) years, computer programming services for the Company and identifies all Contracts and agreements pursuant to which such services were performed. Other than as set forth in Schedule 3.16, the Owned Software was developed entirely by the employees of the Company during the time they were employees only of the Company and such Company Software does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employer of such employee. The Company has not taken or failed to take any actions under the law of any foreign jurisdiction (other than the United States or any political subdivision thereof) where the Company has marketed or licensed Company Software that would materially restrict or limit the ability of the Company to protect, or prevent it from protecting, its ownership interest in, confidentiality rights of, and rights to market, license, modify or enhance, the Company Software.

        3.17 Tax Matters. Except as set forth on Schedule 3.17, all Tax Returns and reports of the Company required by law to be filed as of the end of the month prior to Closing have been or will be duly filed, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable as of such date or claimed by any taxing authority to be due and payable as of such date will have been paid or reserved for as of the Closing, other than taxes, assessments, fees and charges being contested in good faith by the



                                       18.

Company concerning an amount which in the aggregate, is not material to the business of the Company. The Company has paid or made provision for the payment of all unpaid Taxes of the Company accrued for or applicable to the period ended on the last day of the month prior to the Closing and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or as transferee of the assets of, or successor to, any other Person or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any Tax Return for any such period). The Company utilizes the accrual method of accounting for tax purposes. Except as set forth on Schedule 3.17, there are no claims for Taxes pending against the Company and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the IRS or any other taxing authority. Except as set forth on Schedule 3.17, neither the federal income Tax Returns of the Company or of its Subsidiaries have been examined by the IRS. Except as set forth on Schedule 3.17, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability of the Company for Taxes for any other period not so examined. The Company has no liability for any federal, state or other Taxes of any other Person, including, without limitation, by reason of the application of Treas. Reg.
Section 1.1502-6. Except as set forth on Schedule 3.17, the Company is not required to file any tax returns or to pay any Taxes in foreign countries. The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company. Schedule 3.17 lists those states where the Company or any Subsidiary has been, or will be with respect to the operations or activities on or prior to the Closing, required to file a Tax Return. Except as set forth on Schedule 3.17, the Company and each of its Subsidiaries has filed all Tax Returns, including IRS Forms 1099, required to be filed and has reported accurately all information required to be included on such Tax Returns. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary has executed a waiver or consent extending any statute of limitation for the assessment or collection of any tax, which waiver or consent remains in effect. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary has received a tax ruling or entered into any agreement with any taxing authority, which ruling or agreement has or could have an effect on the Taxes of the Company or any Subsidiary payable on or after the Closing. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary has any employee pension benefit plan (as defined in Section 3(2) of ERISA), welfare benefit plan (as described in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangements. Except as set forth on Schedule 3.17, neither the Company nor any Subsidiary has been included in a federal consolidated income tax return and/or state consolidated, combined or unitary income tax return. The Company



                                       19.

has not at any time consented to have the provisions of Section 341(f) of the Code apply to it. None of the Shareholders is a "foreign person" as that term is defined in Section 1445(f)(3) of the Code. The basis of any depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery), of the Company, have been computed in good faith compliance with the Code and the regulations thereunder. Except as set forth on Schedule 3.17, the Company is not a party to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Company is not a party to any tax sharing agreement. The Company is not and will not be required to recognize after the Closing any taxable income in respect of accounting method adjustments required to be made under any applicable tax law, other than as set forth on Schedule
3.17 (which describes such adjustment, the reason therefor and the amount or estimated amount (which estimate has been made in good faith, and is considered reasonable) of such adjustment. The Company has not made or become obligated to make, and will not as a result of any event connected with the transactions contemplated by this Agreement become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection
(b)(4) thereof).

        3.18 Legal and Regulatory Matters. Except as set forth in Schedule 3.18:
(i) there is no claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or, to the Knowledge of the Company, threatened by, against or relating to the Company or any of its properties, or the transactions contemplated hereby, (ii) there are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of the Company, (iii) the Company has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which would have a Material Adverse Effect, (iv) the Company has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect and (v) the Company has provided QuadraMed and Acquisition Co. with access to all Government Communications received by the Company since January 1, 1996, and has delivered to QuadraMed and Acquisition Co. a true and complete copy of all Government Communications as to which any unresolved issue remains.

        3.19 Employees. The Company has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any Contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor, to the Knowledge of the Company, is there any present union organizing activity among any of its employees. Except as set forth on Schedule 3.19, to the Knowledge of the Company, there are no material controversies, claims, suits, actions or proceedings pending or threatened between the Company and its employees. The Company has complied in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, any provisions thereof relating to



                                       20.

wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

        3.20 Billings; Customers. Except as set forth on Schedule 3.20, to the Knowledge of the Company, (i) all billings to customers which are party to oral or written Contracts of the Company have been accurate in all material respects;
(ii) there are no oral agreements or side deals with such customers or individuals associated therewith, (iii) there are no existing, threatened or suspected disputes, offsets or counterclaims regarding any services rendered or billings to such customers; (iv) no current significant customer of the Company has taken or has indicated that it may take any steps that could disrupt the business relationship of the Company with such customer in any material respect.

        3.21 Insurance. Schedule 3.21 sets forth a list of all policies or binders of fire, liability, product liability, workman's compensation, vehicular, directors and officers, and other insurance held by or on behalf of the Company. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by the Company, and are in conformity with the requirements of all leases or other agreements to which the Company is a party and, to the Knowledge of the Company, are valid and enforceable in accordance with their terms. The Company is not in material default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any material claim under any such policy in a due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder.

        3.22 Non-Assignable Rights. Except as set forth on Schedule 3.22, neither the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach or termination of, or prevent the Company from realizing the benefits otherwise obtainable by the Company under, any permits or property interests of the Company or any Contract, agreement, arrangement or commitment of the Company or (ii) require the affirmative consent or approval of any third-party.

        3.23 Personnel. The Company has provided QuadraMed and Acquisition Co. with a summary list of (i) the names and addresses of all directors, officers and employees of the Company, indicating the positions within the Company held by each such person and the current annual salary rates for each such person and the amounts due and payable as bonus, accrued vacation or other compensation for each such person, and (ii) a description of the Company's policies regarding severance or other benefits that may be payable to any Company employee if his or her employment were terminated.



                                       21.

        3.24 Employee Benefit Plan(s). Schedule 3.24 lists each Employee Benefit Plan of the Company. Except for the Company's Subsidiaries, the Company has no Affiliates for the purpose of ERISA. Each Employee Benefit Plan, to the Knowledge of the Company, is (i) in substantial compliance with applicable law; and (ii) has been administered and operated in all material respects in accordance with its terms. Except as set forth on Schedule 3.24, each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(b) of ERISA) for which the thirty (30) day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan. No Employee Benefit Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Employee Benefit Plan(s) to have paid as contributions to such Employee Benefit Plan(s) on or prior to the date hereof (excluding any amounts not yet due) and no Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the Knowledge of the Company, neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan(s) that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material liability, claim, action or litigation, has been made, commenced or threatened with respect to any Employee Benefit Plan(s) (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Employee Benefit Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to all Employee Benefit Plan(s) which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Employee Benefit Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto. The Company does not presently nor has not at any time in the past maintained a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). To the Knowledge of the Company, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of the Company or their assets, or arising out of such Employee Benefit Plan(s) and, to the Knowledge of the Company, no facts exist which could rise to any such actions, suits or claims or that would have a material adverse effect on such Employee Benefit Plan(s). There has been no act or omission by the Company that has given rise or may give rise to any fines, penalties, taxes or late charges under Section 502(c), (i) or
(l), Section 407(1) of ERISA or Chapter 43 of the Code.

        3.25 Accounts Receivable; Inventory. The Company's accounts receivable have arisen in the ordinary course of business consistent with past practice, and have been reported



                                       22.

in the Company Financial Statements at their estimated aggregate net realizable amounts. Provided that the past practice of the Company is followed in connection with the collection of such accounts receivable, the Company has no Knowledge of any fact or circumstance which would prevent collection of such accounts receivable at the aggregate value thereof reflected in the books and records of the Company, net of reserves therefor established in accordance with past practice. The Company has no inventory on its balance sheet.

        3.26 Compliance with Environmental Laws. Except as set forth in Schedule
3.26 (i) the Company and all its operations are and have been in compliance with all Environmental Laws as currently in effect except where such noncompliance would not result in a Material Adverse Effect, (ii) neither the Company nor any of its predecessors used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability, (iii) none of the property leased or operated by the Company is, to the Knowledge of the Company, contaminated by any Hazardous Substance in a manner which requires investigation or corrective action under applicable Environmental Laws, (iv) none of the property leased or operated by the Company is, to the Knowledge of the Company, affected by any condition that could reasonably be expected to result in liability under any Environmental Law as currently in effect and (v) there is and has been no condition, activity or event respecting the Company or any of the properties leased or operated by it that, to the Knowledge of the Company, could reasonably be expected to subject QuadraMed or the Surviving Corporation to any material liability under any Environmental Law as currently in effect.

        3.27 Bank and Brokerage Accounts. Schedule 3.27 lists (i) the names and addresses of all banks and brokerage firms in which the Company has accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto,
(ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults and (iii) the names of all Persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

        3.28 Contracts. Except as set forth on Schedule 3.28 or any other Schedule to this Agreement, the Company is not a party to any:

               (a) Contracts in effect with any customer of the Company, including, without limitation, all consulting services, agreements, software license agreements and other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements (collectively, the "Customer Contracts");

               (b) Contract for the employment or retention of, or collective bargaining, severance or termination agreement with, any of its directors, officers, employees, consultants or agents or groups of employees;



                                       23.

               (c) Profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other Employee Benefit Plan, agreement or arrangement;

               (d) Contract for the sale of any of its assets, property or rights outside the ordinary course of business consistent with prior practice (other than this Agreement);

               (e) Contract that contains any provisions requiring the Company to indemnify or act as an indemnitor, guarantor, surety, co-signer, co-maker or endorser for any other person or entity;

               (f) Contract restricting the Company from conducting business anywhere in the world;

               (g) agreement, note, debenture, loan, mortgage, indenture or other obligation for or relating to borrowed money or commitments for obtaining borrowed money;

               (h) Contract, lease or commitment which involves the future payment by or to it of more than $5,000, except (i) Contracts or commitments for the sale of goods or purchase or lease of equipment, tooling, supplies, services or raw materials in each case entered into in the ordinary course of business consistent with prior practice; and (ii) Contracts which may be cancelled by it upon thirty (30) or fewer days notice without payment of any penalty or fee in connection therewith;

               (i) letter of credit or power of attorney;

               (j) joint venture Contract or similar arrangement or agreement which involves future payments by it;

               (k) personal service, vendor licensing, distributor, supplier, dealer, franchise, advertising, sales or manufacturer's representative, agency or other similar Contract; or

               (l) Contract to which any shareholder, officer or director of the Company or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

Except as specified on Schedule 3.28, all Contracts required to be listed on
Schedule 3.28 are, to the Knowledge of the Company, valid and binding, enforceable in accordance with their respective terms and in full force and effect. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of any provision of or in default under any



                                       24.

term of any such agreement, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such Contracts have been delivered to QuadraMed and Acquisition Co. A substantial majority of the Customer Contracts entered into within the prior three (3) years conform substantially to one of the forms attached hereto as
Schedule 3.28.

        3.29 Related Party Relationships. Except as set forth on Schedule 3.29, no Shareholder owning greater than a five percent (5%) interest in the Company, no affiliate or member of the immediate family of any such Shareholder, and no officer or director or member of the immediate family of such officer or director of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a shareholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

        3.30 Intercompany Payables. Except as set forth on Schedule 3.30, there are no intercompany payables between the Company and any of the subsidiary and/or related entities of the Company.

        3.31 Pooling of Interests. Neither the Company nor the Shareholders have taken any action or have knowledge of facts or circumstances in respect of the Company or its accounting procedures which would have the effect of precluding accounting for the transactions contemplated hereby as a "pooling of interests."

        3.32 Material Misstatements or Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in any certificate furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

        3.33 Broker's Fees. Except as set forth on Schedule 3.33, there are no broker's or finder's fees or obligations due to any Persons engaged by the Company or the Shareholders or any of the Company's employees, officers or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its counsel, accountants and financial advisors.



                                       25.

                                   ARTICLE IV.
                            COVENANTS OF THE COMPANY

        The Company hereby covenants and agrees as follows:

        4.1 Further Efforts. The Company agrees to use reasonable diligent efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the Company will use diligent efforts to effectuate all such action. As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, the Company will use reasonable diligent efforts to obtain the consents of all necessary governmental entities and other persons to the Merger.

        4.2 Confidentiality. So long as this Agreement is in effect, the Company and its representatives shall keep all confidential information with respect to QuadraMed which has been disclosed to the Company pursuant to this Agreement confidential and shall promptly return to QuadraMed all written confidential information provided to the Company by QuadraMed.

        4.3 Public Announcement. Neither the Company nor any of its Affiliates shall issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review and written consent of QuadraMed.

        4.4 Conduct of Business. From and after the date of this Agreement to and including the Effective Time, the Company shall cause the Company to carry on its businesses in all material respects in the usual and ordinary course and will not change the character of such business, use all reasonable efforts to preserve and maintain its business organization intact, to preserve its goodwill, to retain its present employees and to maintain its relationships with suppliers and customers so that all of them will be preserved for the Surviving Corporation on and after the Effective Time.

        4.5 Access and Information. The Company will grant unrestricted access to QuadraMed and its counsel, accountants and other representatives, during reasonable working hours throughout the period from the date hereof to the Closing and upon reasonable prior notice, to all of the Company and the Company's properties, books, Contracts, commitments and records, and will furnish QuadraMed during such period with access to key Company employees and to all such information concerning the affairs of the Company as QuadraMed reasonably requests, including copies and/or extracts of pertinent records, documents and Contracts. The Company will cause its accountants to furnish to QuadraMed during such



                                       26.

period any and all of its statements, working papers and other records and data as QuadraMed reasonably may request. No investigation by QuadraMed or its counsel, accountants and other representatives as contemplated by this Section
4.5 shall affect any representation or warranty given by the Company under this Agreement.

        4.6 Financial Information. From and after the date hereof and until the Closing, the Company will deliver to QuadraMed as soon as practicable and in any event within fourteen (14) days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of operations and of cash flows of the Company for such month and for the current fiscal year to the end of such month.

        4.7 Subsequent Events. The Company shall promptly, and in any event prior to the Closing, advise QuadraMed in writing of the occurrence of any event or the existence of any state of facts which would render any representation or warranty of the Company hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article VIII of this Agreement; provided, however, that no such notification shall affect any such representation, warranty or condition.

        4.8 Exclusive Dealing. From the execution of this Agreement until the Effective Date or the earlier termination of this Agreement, neither the Company nor any of its Affiliates will directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Company's capital stock, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course), and will immediately notify QuadraMed in writing regarding any contact between the Company, its Affiliates and any other Person or their respective representatives regarding any such offer or proposal or any related inquiry.

        4.9 Restriction on Transfer. Notwithstanding any other provision of this Agreement to the contrary, the Company will cause the Shareholders not to sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce the Shareholders' risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to, any Company Common Stock or any rights, options or warrants to purchase Company Common Stock, or any of the QuadraMed Shares (i) during the thirty (30) day period immediately preceding the Closing Date of the Merger and (ii) until such time after the Effective Time of the Merger as QuadraMed has publicly released a report including the combined financial results of QuadraMed and for a period of at least thirty (30) days of combined operations of QuadraMed and the Company within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Nothing in this Section 4.9 will be deemed to prohibit charitable contributions of such securities without consideration to transferees who agree to all of the restrictions in this Agreement.



                                       27.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                        OF QUADRAMED AND ACQUISITION CO.

        QuadraMed and Acquisition Co. hereby jointly and severally represent and warrant to the Company as follows:

        5.1 Organization and Good Standing. QuadraMed and Acquisition Co. are both corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2 Authority. QuadraMed and Acquisition Co. have the necessary corporate power and authority to enter into and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by QuadraMed and Acquisition Co. have been duly authorized by the Board of Directors of each of QuadraMed and Acquisition Co. in accordance with applicable law. No further corporate action will be necessary on the part of QuadraMed or Acquisition Co. to make this Agreement valid and binding upon QuadraMed and Acquisition Co. in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by QuadraMed and Acquisition Co. and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of QuadraMed and Acquisition Co., enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Except for filing the Articles of Merger with the Arkansas Secretary of State and the Certificate of Merger with the Delaware Secretary of State, QuadraMed and Acquisition Co. are not required to obtain the consent of any third-party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by QuadraMed and Acquisition Co. of this Agreement or the consummation of the transactions contemplated herein.

        5.3 QuadraMed Shares. As of the Closing, the QuadraMed Shares will have been duly reserved for delivery pursuant to the terms of this Agreement and will, when so delivered and paid for, be duly authorized, validly issued, fully paid and nonassessable shares and will be free and clear of all Encumbrances imposed by or through QuadraMed.

        5.4 QuadraMed SEC Filings. The QuadraMed SEC Filings, copies of which have been furnished to the Company, have been duly filed, were in substantial compliance with the requirements of their respective report forms, were complete and correct in all material respects as of the dates at which the information therein was furnished, as of such date, contained no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they



                                       28.

were made, not misleading. The consolidated financial statements of QuadraMed and the related notes and schedules included in the QuadraMed SEC Filings comply in all material respects with the requirements of the Exchange Act and present fairly the consolidated financial position in accordance with generally accepted accounting principles of QuadraMed, as of the dates indicated, and the results of its operations and changes in financial position for the periods therein specified (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Since the date of the filing with the SEC of QuadraMed's most recent 10-Q, (i) there has occurred no fact or circumstances affecting QuadraMed that would require any filing of a report or any amendment to a previously filed report with the SEC and (ii) there has been no material adverse change in the financial condition or results of operations of QuadraMed that has resulted in a Material Adverse Effect on QuadraMed.

        5.5 No Other Payments. There are no amounts being paid to any Affiliate of the Company in connection with the transactions contemplated by this Agreement other than as provided in this Agreement.

                                   ARTICLE VI.
                   COVENANTS OF QUADRAMED AND ACQUISITION CO.

        QuadraMed and Acquisition Co. hereby jointly and severally covenant and agree as follows:

        6.1 Further Efforts. QuadraMed agrees to use diligent efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, QuadraMed and Acquisition Co. will use diligent efforts to effectuate all such action. As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, QuadraMed and Acquisition Co. will use reasonable diligent efforts to obtain the consents of all necessary governmental entities and other persons to the Merger.

        6.2 Confidentiality. In the event of the termination of this Agreement, QuadraMed and its representatives shall keep all confidential information with respect to the Company which has been disclosed to QuadraMed pursuant to this Agreement confidential and shall promptly return to the Company all written confidential information provided to QuadraMed by the Company.

        6.3 Public Announcement. Prior to the Effective Date or the earlier termination of this Agreement, QuadraMed shall not, and shall cause its Affiliates not to, issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review, and consultation with,



                                       29.

the Company with respect to such press release or other public announcement. Notwithstanding the foregoing, the Company acknowledges and agrees that QuadraMed may issue a press release regarding the execution of this Agreement and may make any filings required pursuant to the Exchange Act, which document shall be presented to the Company for review and comment prior to issuance or filing.

        6.4 IMN Indebtedness to Whisenhunt Investments, Inc. QuadraMed agrees to cause IMN to pay to Whisenhunt Investments, Inc. all amounts of principal and interest payable (including all advances made) under the Subordinate Line of Credit Promissory Note dated January 5, 1995 on the terms and conditions thereof.

                                  ARTICLE VII.
                          GENERAL CONDITIONS PRECEDENT

        The obligation of the parties to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        7.1 No Injunctions. No injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated shall be in effect (each party agreeing to use reasonably diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

        7.2 No Governmental Proceedings. No action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the Merger illegal.

        7.3 Governmental Approvals. All governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, compliance with all applicable federal and state securities laws, shall have been made or received.

        7.4 Registration Rights Agreement. The parties thereto shall have executed and delivered the Registration Rights Agreement.



                                       30.

                                  ARTICLE VIII.
                       CONDITIONS PRECEDENT TO OBLIGATION
                    OF QUADRAMED AND ACQUISITION CO. TO CLOSE

        The obligation of QuadraMed and Acquisition Co. to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by QuadraMed and Acquisition Co. at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by QuadraMed or Acquisition Co., in whole or in part):

        8.1 Accuracy of Representations and Warranties. All of the representations and warranties of the Company in this Agreement, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all material respects when made, and as of the Closing as if made on the Closing.

        8.2 Performance. All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in Section 2.10 above, considered collectively, and each of these covenants and obligations, considered individually, must have been duly performed and complied with in all material respects.

        8.3 Closing Certificate. QuadraMed and Acquisition Co. shall have received from the Company a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

        8.4 Opinion of Counsel. QuadraMed and Acquisition Co. shall have received an opinion, dated as of the Closing, of Giroir, Gregory, Holmes & Hoover, PLC, counsel for the Company, in form and substance reasonably acceptable to counsel for QuadraMed and Acquisition Co. and substantially in the form attached hereto as Exhibit "G" and incorporated herein by this reference.

        8.5 Due Diligence. QuadraMed and Acquisition Co. shall have completed and approved their due diligence review of the business affairs and operations of the Company as determined in their sole and absolute discretion.

        8.6 No Claims. There must not have been made or threatened by any Person (other than the Shareholders and the holders of IMN Options under the IMNLLC 1995 Class C Unit Option Plan) any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity or ownership interest in the Company or is entitled to all or any portion of the Closing Consideration.



                                       31.

        8.7 No Proceedings. No action, suit or proceeding shall be pending or threatened against QuadraMed, Acquisition Co., the Company or the Shareholders before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

        8.8 No Material Adverse Effect. Since August 31, 1998, the Company shall not have experienced any Material Adverse Effect, including, without limitation, a Material Adverse Effect resulting from unfavorable general economic conditions affecting the healthcare software industry as a whole.

        8.9 Third-Party Consents. All necessary third-party consents or approvals identified in Schedule 3.8 shall have been obtained on or prior to the Closing.

        8.10 QuadraMed Approval. The Board of Directors of QuadraMed shall have reviewed and approved this Agreement and the consummation of the transactions contemplated hereby.

        8.11 Satisfaction of Closing Obligations. The Company shall have delivered and/or satisfied each of the obligations set forth in Section 2.10 above.

        8.12 Proceedings Satisfactory to Counsel. All proceedings taken by the Company and the Shareholders and all instruments executed and delivered by the Company and the Shareholders on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for QuadraMed and Acquisition Co.

                                   ARTICLE IX.
                      CONDITIONS PRECEDENT TO OBLIGATION OF
                              THE COMPANY TO CLOSE

        The obligation of the Company to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

        9.1 Accuracy of Representations and Warranties. All of the representations and warranties of QuadraMed and Acquisition Co. in this Agreement, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all material respects when made, and as of the Closing as if made on the Closing.



                                       32.

        9.2 Performance. All of the covenants and obligations that QuadraMed and Acquisition Co. are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in Section 2.11 above, considered collectively, and each of these covenants and obligations, considered individually, must have been performed and complied with in all material respects.

        9.3 Closing Certificate. The Company shall have received from QuadraMed and Acquisition Co. a certificate, dated as of the Closing, certifying that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

        9.4 Opinion of Counsel. The Company shall have received an opinion, dated as of the Closing, of Brobeck, Phleger & Harrison LLP, counsel for QuadraMed and Acquisition Co., in form and substance reasonably acceptable to counsel for the Company and substantially in the form attached hereto as Exhibit "H" and incorporated herein by this reference.

        9.5 Satisfaction of Closing Obligations. QuadraMed and Acquisition Co. shall have delivered and/or satisfied each of the obligations set forth in
Section 2.11 above.

        9.6 Proceedings Satisfactory to Counsel. All proceedings taken by QuadraMed and Acquisition Co. and all instruments executed and delivered by the QuadraMed and Acquisition Co. on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for Company.

        9.7 No Proceedings. No action, suit or proceeding shall be pending or threatened against QuadraMed, Acquisition Co., the Company or the Shareholders before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).


                                   ARTICLE X.
                             POST-CLOSING COVENANTS

        The parties hereby agree as follows with respect to the period following the Closing:

        10.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the



                                       33.

requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below).

        10.2 Company Employees. QuadraMed and Acquisition Co. shall have no obligation to continue the employment of any of the employees of the Company from and after the Closing Date. The Company and its Affiliates agree to refrain from making any statements or communications to its employees regarding subsequent employment by QuadraMed and Acquisition Co. without their prior written consent. As a condition to such employment, QuadraMed shall require that any employees of the Company that QuadraMed and Acquisition Co. shall elect to hire in connection with the transactions contemplated by this Agreement shall promptly execute and deliver to QuadraMed and Acquisition Co. the QuadraMed standard form Proprietary Information Agreement, and such employees shall be included in QuadraMed's standard employee benefit plans.

        10.3 Restrictions on Transferability of QuadraMed Shares. The certificate representing the QuadraMed Shares shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

        THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

The QuadraMed Shares shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement. In the absence of an effective registration statement under the Securities Act, neither the QuadraMed Shares nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless QuadraMed shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to QuadraMed and accompanied by such supporting documents as QuadraMed may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. QuadraMed shall be entitled to give stop transfer instructions to its transfer agent with respect to the QuadraMed Shares in order to enforce the foregoing restrictions. Notwithstanding the foregoing, QuadraMed agrees that it shall not require an opinion of counsel in connection with Rule 144 transactions except in unusual circumstances.



                                       34.

                                   ARTICLE XI.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

        11.1 Survival of Representations and Warranties. All representations, warranties and covenants of the Company, QuadraMed and Acquisition Co. contained in this Agreement will survive until the Closing and shall remain operative and in full force and effect until the Effective Date, at which time they will expire and be of no force or effect.

                                  ARTICLE XII.
                                   TERMINATION

        12.1 Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing, whether before or after approval of this Agreement and the Merger by the Shareholders, as follows, and in no other manner:

               (a) by mutual written consent of QuadraMed and the Company;

               (b) by QuadraMed or the Company if any of the conditions set forth in Article VII shall not have been satisfied as of the date of the Closing;

               (c) by QuadraMed if any of the conditions set forth in Article VIII shall not have been satisfied as of the date of the Closing;

               (d) by the Company if any of the conditions set forth in Article IX shall not have been satisfied as of the date of the Closing; or

               (e) by either QuadraMed or the Company if the Closing shall have not been consummated on or before October 31, 1998; provided, however, that with respect to paragraphs (b) through (d) above, that the terminating party has complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party immediately prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause such other party to breach or be unable to comply with or perform the conditions set forth in Article VII, VIII or IX as is appropriate.

        12.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 12.1 above, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements



                                       35.

of its counsel; provided, however, that the obligations of the Company contained in Section 4.2 above and the obligations of QuadraMed and Acquisition Co. contained in Section 6.2 above shall survive any such termination; and provided, further, that nothing herein shall relieve any party of any liability with respect to or arising out of any breach of its obligations, covenants or agreements hereunder and such termination shall not constitute an election of remedies nor limit the non-breaching parties from pursuing whatever rights and remedies they may have at law, in equity or otherwise.

        12.3 Waiver of Conditions. If any of the conditions specified in Article VII above have not been satisfied, QuadraMed and the Company may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in Article VIII above have not been satisfied, QuadraMed and Acquisition Co. may nevertheless at the election of QuadraMed and Acquisition Co. proceed with the transactions contemplated hereby. If any of the conditions specified in Article IX above have not been satisfied, the Company may nevertheless at the election of the Company proceed with the transactions contemplated hereby.

        12.4 Payment of Expenses. The Company and QuadraMed will pay all of their respective costs and expenses (including fees and expenses of legal counsel, accountants and financial advisors) incurred by such party in connection with the transactions contemplated by this Agreement, regardless of whether the Merger is consummated; provided the costs and expenses incurred by the Company in connection with the transactions contemplated hereby may be paid from the Company's corporate funds up to a maximum of $50,000. The Company shall not be obligated to pay any additional costs and expenses incurred by the Company in connection with this transaction. The Company will not be obligated to any person for any finder's or broker's fee in connection with the Merger.

                                  ARTICLE XIII.
                                     GENERAL

        13.1 Amendments. Subject to applicable law, this Agreement, the Articles of Merger, the Certificate of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Date; provided, however, that any such amendment must be in writing and executed by all parties hereto.

        13.2 Assignment. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

        13.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally,



                                       36.

by facsimile transmission, or when mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the following addresses or facsimile numbers (or at such other address as shall be given in writing by any party):

If to QuadraMed/Acquisition Co.:    QuadraMed Corporation
                                    Attention: Keith M. Roberts, Esq.
                                    1003 West Cutting Boulevard, 2nd Floor
                                    Richmond, California 94804
                                    Facsimile: (510) 620-2364

With a required copy to:            Brobeck, Phleger & Harrison LLP
                                    Attention: Scott D. Lester, Esq.
                                    Spear Street Tower
                                    One Market
                                    San Francisco, California 94105
                                    Facsimile: (415) 442-1010

If to IMN Corp:                     IMN Corp.
                                    Attention: Mr. Terry Pitts
                                    511 East Carpenter Freeway
                                    Suite 500
                                    Irving, Texas 75062
                                    Facsimile: (972) 402-4777

With required copies to:            Giroir, Gregory, Homes & Hoover, PLC
                                    Attention: H. Watt Gregory III, Esq.
                                    111 Center Street
                                    Suite 1900
                                    Little Rock, Arkansas 72201
                                    Fax: (501) 374-2380

                                    Joe D. Whisenhunt, Sr.
                                    c/o Whisenhunt Investments, Inc.
                                    Harmony Meadows Ranch
                                    Route 2, Box 150
                                    Bee Branch, Arkansas 72013
                                    Fax: (501) 654-8121

        13.4 Further Assurances. QuadraMed and Acquisition Co., on the one hand, and the Company or the Shareholders, on the other hand, agree that from time to time after the Closing, at the request of any other party and without further consideration or consent, they will execute and deliver such additional instruments as any other party may reasonably request to confirm more effectively the status of the Merger, and, from and after the date hereof if



                                       37.

there are any rights of the Company vis-a-vis third-parties which would not continue beyond the time of the Merger without the consent of any such third-party, to try with the cooperation and assistance of each other to obtain such consent promptly.

        13.5 Entire Agreement. This Agreement (including all exhibits and schedules attached hereto and all documents delivered as provided for herein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions, agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof, including, without limitation, that certain Letter of Intent dated September 9, 1998.

        13.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

        13.7 Governing Law; Venue. This Agreement shall be construed by and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of the conflicts of laws. The exclusive venue for any controversy arising out of the terms of this Agreement or the breach thereof shall be the Superior Court of California for the County of Contra Costa or the United States District Court for the Northern District of California.



                                       38.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

QUADRAMED                              QUADRAMED CORPORATION


                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

ACQUISITION CO.                        IMN ACQUISITION CORP.


                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

COMPANY                                IMN CORP.


                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________


          [SIGNATURE PAGE TO ACQUISITION AGREEMENT AND PLAN OF MERGER]



                                       39.

                                   EXHIBIT "A"

                          REGISTRATION RIGHTS AGREEMENT




                                       40.

                                   EXHIBIT "B"

                               ARTICLES OF MERGER

                                   EXHIBIT "C"

                              CERTIFICATE OF MERGER

                                   EXHIBIT "D"

                 NON-COMPETITION AND NON-INTERFERENCE AGREEMENT

                                   EXHIBIT "E"

                                     RELEASE

                                   EXHIBIT "F"

                            FORM OF AFFILIATE LETTER

                                   EXHIBIT "G"

                 OPINION OF COUNSEL FOR COMPANY AND SHAREHOLDERS

                                   EXHIBIT "H"

              OPINION OF COUNSEL FOR QUADRAMED AND ACQUISITION CO.

                                   EXHIBIT "I"

                                  SHAREHOLDERS